QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Auditors

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 333-67320) and related Prospectus of Smurfit-Stone Container Corporation for the registration of 7,500,000 shares of its common stock and to the incorporation by reference therein of our report dated January 29, 2001 (except for paragraphs 1 and 14 of Note 7, as to which the dates are February 23, 2001 and March 9, 2001, respectively) with respect to the consolidated financial statements and schedule of Smurfit-Stone Container Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

St. Louis, Missouri
December 11, 2001

QuickLinks

Consent of Independent Auditors